Exhibit 1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent the use of our auditor’s report dated May 1, 2023 with respect to the consolidated financial statements of Trillion Energy International Inc and its subsidiaries as at December 31, 2022 and for the year then ended included in the Annual Report on Form 20-F of Trillion Energy International Inc. for the year ended December 31, 2022, as filed with the United States Securities Exchange Commission (“SEC”).

/s/ MNP LLP

Chartered Professional Accountants

May 1, 2023

Calgary, Canada